                                   EXHIBIT 2

                  Norske Skog Canada Limited 2002 Annual Report

                            MANAGEMENT'S RESPONSIBILITY

The management of Norske Skog Canada Limited is responsible for the preparation, integrity and fair presentation of the accompanying consolidated financial statements and other information contained in this Annual Report. The consolidated financial statements and related notes were prepared in accordance with accounting principles generally accepted in Canada and reflect management's best judgments and estimates. Financial information provided elsewhere in this Annual Report is consistent with that in the consolidated financial statements.

     Management maintains a system of internal controls over financial reporting that encompasses policies, procedures and controls to provide reasonable assurance that assets are safeguarded against loss or unauthorized use, transactions are executed and recorded in accordance with management's authorization, and financial records are accurate and reliable.

     The Board of Directors is responsible for satisfying themselves that management fulfills its responsibilities for financial reporting and internal control. The Audit Committee, which is comprised of six non-management members of the Board of Directors, provides oversight to the financial reporting process. The Audit Committee meets periodically with management, the internal auditors and the external auditors to review the consolidated financial statements, the adequacy of financial reporting, accounting systems and controls and internal and external auditing functions.

     The consolidated financial statements have been reviewed by the Audit Committee, which has recommended their approval by the Board of Directors. These consolidated financial statements have been audited by KPMG LLP, the external auditors, whose report follows.

/s/ Russell J. Horner                  /s/ Ralph Leverton
---------------------------            ---------------------------
Russell J. Horner                      Ralph Leverton
President and                          Vice-President, Finance
Chief Executive Officer                and Chief Financial Officer

January 29, 2003


46 / 47

                  Norske Skog Canada Limited 2002 Annual Report

                                AUDITORS' REPORT
                               TO THE SHAREHOLDERS

We have audited the consolidated balance sheets of Norske Skog Canada Limited as at December 31, 2002 and 2001 and the consolidated statements of earnings, retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

     In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2002 and 2001 and the results of its operations and its cash flows for the years then ended in accordance with Canadian generally accepted accounting principles.

/s/ KPMG LLP
---------------------
Chartered Accountants
Vancouver, Canada

January 20, 2003

                  Norske Skog Canada Limited 2002 Annual Report

                                  CONSOLIDATED
                                 BALANCE SHEETS

--------------------------------------------------------------------------------
In millions of dollars
--------------------------------------------------------------------------------
                                                           As at December 31
                                                          ----------------------
                                                                2002        2001
                                                                        Restated
                                                                       (Note 1p)
                                                          ----------------------
ASSETS
Current assets
  Cash and short-term investments (note 4)                $        -   $   104.8
  Marketable securities (note 5)                                   -        34.4
  Accounts receivable                                          277.3       303.1
  Inventories (note 6)                                         242.7       230.5
  Prepaid expenses                                               9.2         4.1
                                                          ----------   ---------
                                                               529.2       676.9

Fixed assets (note 7)                                        2,326.6     2,416.4
Other assets (note 8)                                           37.7        56.5
                                                          ----------   ---------
                                                          $  2,893.5   $ 3,149.8
                                                          ==========   =========
LIABILITIES
Current liabilities
  Accounts payable and accrued liabilities (note 9)       $    288.8   $   285.6
  Current portion of long-term debt (note 10)                      -        10.7
                                                          ----------   ---------
                                                               288.8       296.3
Long-term debt (note 10)                                       886.2     1,163.9
Other long-term obligations (note 11)                          188.3       152.6
Future income taxes (note 12)                                  397.0       492.0
Deferred credits (note 13)                                       8.5         8.5
                                                          ----------   ---------
                                                             1,768.8     2,113.3
                                                          ----------   ---------
SHAREHOLDERS' EQUITY
Share capital (note 14)                                        884.6       673.1
Retained earnings                                              240.1       363.4
                                                          ----------   ---------
                                                             1,124.7     1,036.5
                                                          ----------   ---------
                                                          $  2,893.5   $ 3,149.8
                                                          ==========   =========
--------------------------------------------------------------------------------

Commitments (note 21)
Contingency (note 22)


Approved by the Board:

/s/ Russell J. Horner                   /s/ William P. Rosenfeld
---------------------                   ------------------------
Russell J. Horner                       William P. Rosenfeld
Director                                Director


48 / 49

                  Norske Skog Canada Limited 2002 Annual Report

                             CONSOLIDATED STATEMENTS
                                   OF EARNINGS

---------------------------------------------------------------------------------------------
In millions of dollars, except where otherwise stated
---------------------------------------------------------------------------------------------
                                                                      Years ended December 31
                                                                      -----------------------
                                                                            2002        2001
                                                                                    Restated
                                                                                    (Note 1p)
                                                                      -----------------------
Net sales                                                               $ 1,482.3  $ 1,388.7
                                                                        ---------  ---------
Operating expenses
  Cost of sales                                                           1,360.4    1,114.2
  Selling, general and administrative                                        65.3       63.6
  Depreciation and amortization                                             178.5      131.2
                                                                        ---------  ---------
                                                                          1,604.2    1,309.0
                                                                        ---------  ---------
Operating earnings (loss)                                                  (121.9)      79.7
Foreign exchange gain (loss) on translation of long-term debt                12.3      (17.1)
Other expense, net (note 16)                                                (13.3)     (40.2)
Interest expense                                                            (77.9)     (34.1)
Interest income                                                               1.7       35.0
                                                                        ---------  ---------
Earnings (loss) before income taxes                                        (199.1)      23.3
Income tax recovery (note 12)                                               (75.8)     (21.2)
                                                                        ---------  ---------
Net earnings (loss)                                                     $  (123.3) $    44.5
                                                                        =========  =========
Basic and diluted earnings (loss) per share (in dollars) (note 15)      $   (0.64) $    0.32
                                                                        =========  =========
---------------------------------------------------------------------------------------------


                             CONSOLIDATED STATEMENTS
                              OF RETAINED EARNINGS

---------------------------------------------------------------------------------------------
In millions of dollars
---------------------------------------------------------------------------------------------
                                                                     Years ended December 31
                                                                     ------------------------
                                                                             2002       2001
                                                                                    Restated
                                                                                    (Note 1p)
                                                                     ------------------------
Balance, beginning of year                                              $   363.4  $   902.6
Net earnings (loss)                                                        (123.3)      44.5
Special distribution (note 2)                                                   -     (546.5)
Dividends                                                                       -      (37.2)
                                                                        ---------  ---------
Balance, end of year                                                    $   240.1  $   363.4
                                                                        =========  =========
---------------------------------------------------------------------------------------------

                  Norske Skog Canada Limited 2002 Annual Report

                             CONSOLIDATED STATEMENTS
                                  OF CASH FLOWS

----------------------------------------------------------------------------------------------
In millions of dollars
----------------------------------------------------------------------------------------------
                                                                     Years ended December 31
                                                                     -------------------------
                                                                             2002         2001
                                                                                      Restated
                                                                                      (Note 1p)
                                                                     -------------------------
CASH PROVIDED BY (USED FOR):
OPERATIONS
Net earnings (loss)                                                     $  (123.3)   $    44.5
Items not requiring (providing) cash
  Depreciation and amortization                                             178.5        131.2
  Future income taxes                                                       (91.5)        (7.7)
  Increase in other long-term obligations                                    12.0          4.9
  Gain on sale of marketable securities (note 5)                             (4.8)           -
  Foreign exchange loss (gain) on translation of long-term debt             (12.3)        17.1
  Loss on sale of Mackenzie pulp operations                                     -         31.4
  Write-off of deferred financing costs (note 16)                            15.8            -
  Other                                                                       1.5          7.5
                                                                        ---------    ---------
                                                                            (24.1)       228.9
                                                                        ---------    ---------
Change in non-cash working capital
  Accounts receivable                                                        30.4         59.2
  Inventories                                                               (13.0)        52.3
  Prepaid expenses                                                           (4.9)         6.3
  Accounts payable and accrued liabilities                                    9.0        (80.5)
                                                                        ---------    ---------
                                                                             21.5         37.3
                                                                        ---------    ---------
Cash provided (used) by operations                                           (2.6)       266.2
                                                                        ---------    ---------
INVESTING
  Acquisition of Pacifica Papers Inc. [note 3(a)]                               -        (74.1)
  Additions to fixed assets                                                 (82.2)       (92.7)
  Proceeds from sale of marketable securities (note 5)                       39.2            -
  Proceeds from sale of Mackenzie pulp operations [note 3(b)]                   -        103.8
  Proceeds from sale of fixed assets                                          1.5          0.7
  Increase in other long-term obligations                                     3.2            -
  Decrease (increase) in other assets                                        (4.4)         1.6
                                                                        ---------    ---------
                                                                            (42.7)       (60.7)
                                                                        ---------    ---------
FINANCING
  Special distribution (note 2)                                                 -     (1,490.3)
  Increase in revolving loan (note 10)                                      119.1            -
  Issue of long-term debt (note 10)                                             -        768.7
  Repayment of long-term debt (note 10)                                    (386.7)      (240.9)
  Issue of common shares, net of share issue costs (note 14)                208.1            -
  Financing costs                                                               -        (30.7)
  Dividends paid                                                                -        (37.2)
                                                                        ---------    ---------
                                                                            (59.5)    (1,030.4)
                                                                        ---------    ---------
CASH, DECREASE DURING YEAR1                                                (104.8)      (824.9)
CASH, BEGINNING OF YEAR1                                                    104.8        929.7
                                                                        ---------    ---------
CASH, END OF YEAR1                                                      $       -    $   104.8
                                                                        =========    =========
SUPPLEMENTAL INFORMATION:
  Income taxes paid                                                     $    12.8    $     5.0
  Non-cash consideration for acquisition of Pacifica [note 3(a)]                -        354.3
  Non-cash proceeds from sale of Mackenzie pulp operations [note 3(b)]          -         34.6
  Net interest paid (received)                                               77.1        (19.9)
----------------------------------------------------------------------------------------------

1  Cash includes cash and short-term investments.


50 / 51

                  Norske Skog Canada Limited 2002 Annual Report

                                     NOTES TO
                        CONSOLIDATED FINANCIAL STATEMENTS

                 For the Years Ended December 31, 2002 and 2001


 1 |  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
-------------------------------------------------------------------------------

   These consolidated financial statements of Norske Skog Canada Limited ("the Company" or "NorskeCanada") are expressed in millions of Canadian dollars and are prepared in accordance with Canadian generally accepted accounting principles ("Canadian GAAP"). These financial statements differ in certain respects from those prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP") and are not intended to provide certain disclosures which would typically be found in U.S. GAAP financial statements. These measurement differences are described in note 23, "Differences between United States and Canadian generally accepted accounting principles".

   a. BASIS OF PRESENTATION

      The consolidated financial statements include the accounts of the Company and from their respective dates of acquisition of control or formation, its wholly owned subsidiaries and partnership. The Company's 50.1% proportionate share of Powell River Energy Inc. ("PREI"), a joint venture between Great Lakes Power Inc. ("Great Lakes") and the Company, is accounted for using the proportionate consolidation method. All inter-company transactions and amounts have been eliminated on consolidation.

   b. USE OF ESTIMATES

      The preparation of financial statements in conformity with Canadian GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual amounts could differ from those estimates.

   c. INVENTORIES

      Inventories, other than supplies which are valued at cost, are valued at the lower of average cost and net realizable value.

   d. FIXED ASSETS

      Fixed assets are recorded at cost. Buildings, machinery and equipment are depreciated on a straight-line basis at rates that reflect estimates of the economic lives of the assets. The rates for major classes of assets are:

             Buildings                                              2.5 - 5.0%
             Pulp and paper machinery and equipment                       5.0%

      During periods of major production interruption, an obsolescence amount of 10% of normal depreciation is charged on manufacturing equipment. No depreciation is charged on capital projects during the period of construction. Start-up costs incurred in achieving normal operating capacity on major capital projects are deferred and amortized over a five-year period.

   e. FINANCING COSTS

      Financing costs included in other assets on the consolidated balance sheet represent the costs of negotiating and securing the Company's long-term debt. Related amortization is included in interest expense on a straight-line basis over the term of the debt.

                  Norske Skog Canada Limited 2002 Annual Report


   f. SHARE ISSUE COSTS

      Direct costs of issuing shares, net of income tax recoveries thereon, are applied to reduce the value of consideration assigned to such shares.

   g. REVENUE RECOGNITION

      The Company recognizes revenues upon shipment when the significant risks and rewards of ownership are transferred to the customer. Title of the products is typically transferred to the customers at the time of shipment and payment is based on agreed prices and credit terms contained on sales invoices. Customers have no contractual right of return, except in the event of a quality issue. Freight costs are charged against gross revenue in determining net sales.

   h. FOREIGN CURRENCIES

      The majority of the Company's sales are denominated in foreign currencies, principally the U.S. dollar. Revenue and expense items denominated in foreign currencies are translated at the rates of exchange prevailing during the period. Monetary assets and liabilities of the Company's operations denominated in foreign currencies are translated at the period-end exchange rates. Non-monetary assets and liabilities are translated at rates of exchange in effect when the assets are acquired or obligations incurred. Foreign exchange gains and losses are reflected in net earnings for the period.

   i. DERIVATIVE FINANCIAL INSTRUMENTS

      The Company uses derivative financial instruments for hedging purposes in the management of foreign currency, interest rate and commodity price exposures. The Company's policy is not to use derivatives for trading or speculative purposes. Risk management strategies and relationships are formally documented and assessed on a regular, ongoing basis to ensure the derivatives are effective in offsetting changes in fair values or cash flows of hedged items.

         Foreign exchange exposure to foreign currency receipts and related receivables, primarily in U.S. currency, is managed through the use of foreign exchange forward contracts and options. Resulting foreign exchange translation gains and losses are recognized when realized on maturity in "Net sales".

         Price risk associated with the sale of products or purchase of certain inputs, primarily oil and gas, is managed from time to time through the use of commodity swaps. Resulting realized gains and losses are recognized when realized on maturity in "Net sales" or "Cost of sales".

         Foreign currency exposure on long-term debt denominated in U.S. currency is managed through the use of forward exchange contracts and options. Resulting gains and losses are accrued under other assets or liabilities on the balance sheet and recognized in `Foreign exchange gain (loss) on translation of long-term debt', offsetting the respective translation gains and losses recognized on the underlying foreign currency long-term debt. The forward premium or discount on forward foreign exchange contracts used to hedge foreign currency long-term debt is initially deferred and amortized prospectively as an adjustment to interest expense over the term of the forward contract.

         Exposure to interest rates on long-term debt is managed through the use of interest swaps. These swap agreements require the periodic exchange of payments without the exchange of the notional principal amount on which the payments are based. Settlement amounts under interest swap agreements are recognized as adjustments to interest expense.


52 / 53

                  Norske Skog Canada Limited 2002 Annual Report


   j. INCOME TAXES

      Income taxes are accounted for under the liability method. Future income tax assets and liabilities are determined based on "temporary differences" (differences between the accounting basis and the tax basis of the assets and liabilities) and non-capital loss carry-forwards and are measured using the current tax rates and laws expected to apply when these differences reverse. Future tax benefits, including non-capital loss carry-forwards, are recognized to the extent that realization of such benefits is considered more likely than not. The effect on future tax assets and liabilities of a change in tax rates is recognized in earnings in the period that substantive enactment or enactment occurs.

   k. ENVIRONMENTAL COSTS

      Environmental expenditures are expensed or capitalized depending upon their future economic benefit. Expenditures that prevent future environmental contamination are capitalized as fixed assets. Expenditures that relate to an existing condition caused by past operations are expensed. Liabilities are recorded on an undiscounted basis when rehabilitation efforts are likely to occur and the costs can be reasonably estimated.

   l. EMPLOYEE FUTURE BENEFITS

      The estimated cost for pensions and other post-retirement benefits provided to employees by the Company is accrued using actuarial techniques and assumptions, including an appropriate discount rate, during the employees' active years of service.

   m. EARNINGS PER SHARE

      Basic earnings per share are computed by dividing net earnings by the weighted average shares outstanding during the reporting period.
      Diluted earnings per share are computed using the treasury stock method.

   n. MARKETABLE SECURITIES

      Marketable securities are valued at the lower of cost or quoted market value.

   o. COMPARATIVE FIGURES

      Certain comparative figures have been reclassified to conform with the presentation adopted for the current year.

   p. ACCOUNTING POLICY CHANGES:

      STOCK-BASED COMPENSATION PLANS
      Effective January 1, 2002, the Company adopted the Canadian Institute of Chartered Accountants' ("CICA") new Handbook Section 3870, STOCK-BASED COMPENSATION AND OTHER STOCK-BASED PAYMENTS. Under the new standard, stock-based payments to non-employees, and employee awards that are direct awards of stock, call for settlement in cash or other assets, or are stock appreciation rights that call for settlement by the issuance of equity instruments, granted on or after January 1, 2002, are accounted for using the fair value based method. No compensation cost is required to be recorded for all other stock-based employee compensation awards. Consideration paid by employees on the exercise of stock options is recorded as share capital and contributed surplus. The Company discloses the pro forma effect of accounting for these awards under the fair value based method [see note 14(c)]. The adoption of this new standard has resulted in no changes to amounts previously reported.

                  Norske Skog Canada Limited 2002 Annual Report

   FOREIGN CURRENCY TRANSLATION

      Effective January 1, 2002, the Company adopted the CICA's revised Handbook Section 1650, FOREIGN CURRENCY TRANSLATION. The revised standard eliminates the deferral and amortization of foreign currency translation gains and losses on long-lived monetary items. The revised standard also requires disclosure of these foreign exchange gains and losses.

         The revised standard has been applied retroactively, with restatement of prior periods, resulting in a reduction to amounts previously reported at December 31, 2001 for other assets of $17.1 million, future income taxes of $3.0 million, and retained earnings of $14.1 million. The restatement of prior period earnings resulted in a loss on translation of long-term debt for the year ended December 31, 2001 of $17.1 million and an income tax recovery of $3.0 million relating to unrealized foreign currency exchange losses previously deferred.

 2 |  SPECIAL DISTRIBUTION
-------------------------------------------------------------------------------

      On August 28, 2001, the Company paid a special distribution ("Special Distribution") of $1,490.3 million ($12.00 per common share), which consisted of a return of capital of $943.8 million ($7.60 per common share) and a special dividend of $546.5 million ($4.40 per common share).

 3 |  ACQUISITION AND DISPOSAL
-------------------------------------------------------------------------------

   a. ACQUISITION OF PACIFICA PAPERS INC.

      On August 27, 2001, the Company completed the Acquisition ("Acquisition") of Pacifica Papers Inc. ("Pacifica"). Under the terms of an arrangement agreement ("Arrangement") between both companies, the Pacifica shareholders were entitled, for each of their shares, to elect to receive either: (i) 2.1 NorskeCanada common shares ("Shares Option"), or (ii) 1.0 NorskeCanada common share and $7.50 in cash ("Partial Cash Option").

         The Company based its valuation on $7.00 per common share, which represented the weighted average trading price of its common shares over the twenty-day period prior to the signing and announcement of the Arrangement on March 25, 2001, as adjusted for the Special Distribution.

         Upon closing, shareholders owning 21,050,273 of Pacifica's shares elected to receive the Shares Option and shareholders owning 6,415,307 of Pacifica's shares elected to receive the Partial Cash Option.

         The Acquisition has been accounted for by using the purchase method of accounting. The following amounts were assigned to the assets and liabilities acquired, based on their fair value as at August 31, 2001 (the effective date of the Acquisition for accounting purposes):


54 / 55

                  Norske Skog Canada Limited 2002 Annual Report

      ---------------------------------------------------------------------
                                                                      As at
                                                                 August 31,
                                                                       2001
                                                                 ----------
      ASSETS ACQUIRED:
      Current assets                                             $    237.9
      Fixed assets                                                  1,302.4
      Other assets                                                      9.3
                                                                 ----------
                                                                 $  1,549.6
                                                                 ----------
      LIABILITIES ASSUMED:
      Current liabilities                                        $    164.9
      Operating loan                                                   23.3
      Long-term debt                                                  591.5
      Other long-term liabilities                                      80.9
      Future income taxes                                             260.6
                                                                 ----------
                                                                 $  1,121.2
                                                                 ----------
      Fair value of net assets acquired                          $    428.4
                                                                 ==========
      CONSIDERATION PAID:

      Cash, including transaction costs                          $     74.1
      Common shares                                                   354.3
                                                                 ----------
                                                                 $    428.4
                                                                 ==========
      ---------------------------------------------------------------------

         Liabilities assumed on Acquisition included severance and restructuring costs of $67.0 million related to the permanent closure of the Powell River kraft pulp mill operations in November 2001 and elimination of 120 positions at the Company's corporate and sales offices and its Port Alberni operations. The closure of the Powell River kraft pulp mill operations, which included the mill's groundwood and woodroom operations, resulted in the elimination of 282 positions. During the current year, the long-term component of associated severance liabilities, which amounted to $19.4 million, was reclassed from current liabilities to other long-term liabilities (note 9).

         Liabilities assumed on Acquisition also included an increase of $23.2 million related to the fair value of Pacifica's US$200.0 million senior notes (note 10).

   b. DISPOSAL OF MACKENZIE PULP OPERATIONS

      On June 15, 2001, the Company sold its Mackenzie pulp operations for net proceeds of $138.4 million, resulting in a loss of $19.0 million, net of an income tax recovery of $12.4 million. The net proceeds of disposal ("Disposal") included 1,750,000 shares of Pope & Talbot Inc., which had a quoted market value of $34.6 million on the closing date (see note 5). The assets and liabilities disposed of were $185.9 million and $28.5 million, respectively.

 4 |  CASH AND SHORT-TERM INVESTMENTS
-------------------------------------------------------------------------------

      ---------------------------------------------------------------------
                                                              2002     2001
                                                             --------------
      Cash and short-term investments                        $   -  $ 104.8
                                                             =====  =======
      ---------------------------------------------------------------------

      At December 31, 2001, cash and short-term investments included term deposits and commercial paper at market rates averaging 2.3%. The short-term investments had a maturity date within 30 days, were readily convertible into cash and were considered cash equivalents.

                  Norske Skog Canada Limited 2002 Annual Report

 5 |  MARKETABLE SECURITIES
-------------------------------------------------------------------------------

      ---------------------------------------------------------------------
                                                              2002     2001
                                                             --------------
      Marketable securities                                  $   -  $  34.4
                                                             =====  =======
      ---------------------------------------------------------------------

      On March 28, 2002, the Company sold its 1,750,000 shares of Pope & Talbot Inc. for net proceeds of $39.2 million and a gain of $4.8 million.

 6 |  INVENTORIES
-------------------------------------------------------------------------------

      ---------------------------------------------------------------------
                                                              2002     2001
                                                           ----------------
      Specialties and newsprint                            $  73.5  $  63.7
      Pulp and containerboard                                 22.8     29.2
      Wood chips, pulp logs and other fibre                   58.8     52.3
      Operating and maintenance supplies                      87.6     85.3
                                                           -------  -------
                                                           $ 242.7  $ 230.5
                                                           =======  =======
      ---------------------------------------------------------------------

 7 |  FIXED ASSETS
-------------------------------------------------------------------------------

      -------------------------------------------------------------------------
                                                       2002
                                     ------------------------------------------
                                                    Accumulated        Net Book
                                           Cost    Depreciation           Value
                                     ------------------------------------------
      PROPERTY, PLANT AND EQUIPMENT
        Specialties and newsprint     $ 2,615.0      $    797.6       $ 1,817.4
        Pulp and containerboard           980.5           471.3           509.2
                                      ---------      ----------       ---------
                                      $ 3,595.5      $  1,268.9       $ 2,326.6
                                      =========      ==========       =========
      -------------------------------------------------------------------------

      -------------------------------------------------------------------------
                                                       2001
                                     ------------------------------------------
                                                    Accumulated        Net Book
                                           Cost    Depreciation           Value
                                     ------------------------------------------
      PROPERTY, PLANT AND EQUIPMENT
        Specialties and newsprint     $ 2,547.3      $    665.4       $ 1,881.9
        Pulp and containerboard           957.9           423.4           534.5
                                      ---------      ----------       ---------
                                      $ 3,505.2      $  1,088.8       $ 2,416.4
                                      =========      ==========       =========
      -------------------------------------------------------------------------

 8 |  OTHER ASSETS
-------------------------------------------------------------------------------

      --------------------------------------------------------------------------------
                                                                      2002        2001
                                                                              Restated
                                                                              (Note 1p)
                                                                    ------------------
      Deferred financing costs                                      $ 25.8      $ 37.4
      Forward foreign currency contracts hedging long-term debt        6.7        13.4
      Deferred charges and other                                       5.2         5.7
                                                                    ------      ------
                                                                    $ 37.7      $ 56.5
                                                                    ======      ======
      --------------------------------------------------------------------------------


56 / 57

                  Norske Skog Canada Limited 2002 Annual Report

 9 |  ACCOUNTS PAYABLE AND ACCRUED LIABILITIES
-------------------------------------------------------------------------------

      --------------------------------------------------------------------------------
                                                                      2002        2001
                                                                   -------------------
      Trade accounts payable                                       $ 174.1     $ 127.6
      Accrued payroll and related liabilities                         68.7        53.6
      Severance costs                                                  2.1        42.9
      Other                                                           43.9        61.5
                                                                   -------     -------
                                                                   $ 288.8     $ 285.6
                                                                   =======     =======
      --------------------------------------------------------------------------------


   The severance costs relate to provisions of $50.9 million associated with the termination of employees arising from the Acquisition. The Company's severance arrangements included a lump-sum severance and enhancements to the employees' retirement benefits. The enhancement to the retirement benefits comprised of a bridge benefit plus an additional lifetime pension. During the year, $19.4 million, the non-lump-sum component of the severance costs, was reclassified to long-term obligations. With respect to the remaining balance, the amount paid in the year ended December 31, 2002 was $22.3 million (2001 - $7.1 million).

 10|  LONG-TERM DEBT
-------------------------------------------------------------------------------

   The Company's long-term debt, including current maturities, is as follows:

      ----------------------------------------------------------------------------------------------------
                                                                                    2002              2001
                                                                                 -------------------------
      RECOURSE
      Senior notes, 8.625% due June 2011 (US$250.0 million)                      $ 394.9         $   398.2
      Senior notes, 10% due March 2009 (US$200.0 million) [note 3(a)]              335.0             340.7
                                                                                 -------         ---------
                                                                                   729.9             738.9
      Revolving operating loan of up to $350.0 million,
        due July 2005 with interest at CDN prime rate/US base rate
        plus 1.25% or LIBOR/BA rate plus 2.25%, at the Company's option            118.7                 -

      Term loan, due June 2006, with interest at
        CDN prime rate/US base rate plus 1.25%,
        or LIBOR/BA rate plus 2.25%, at the Company's option                           -              72.2

      Term loan, due August 2007, with interest at
        US prime rate plus 1.75%, or LIBOR plus 2.75%,
        at the Company's option (US$199.0 million)                                     -             316.9
                                                                                 -------         ---------
                                                                                   848.6           1,128.0
                                                                                 -------         ---------

      NON-RECOURSE (PREI)
      First Mortgage Bonds, 6.387% due July 2009                                    37.6                 -

      Term loan (senior debt), due August 2002, with interest at
        CDN prime rate/US base rate plus 0.25%,
        or LIBOR/BA rate plus 1.25%, at the Company's option                           -              35.1

      Term loan (junior debt), due August 2002,
        with interest at BA rate plus 3.5%                                             -              11.5
                                                                                 -------         ---------
                                                                                    37.6              46.6
                                                                                 -------         ---------
      Total long-term debt                                                         886.2           1,174.6
      Less: Current portion                                                            -             (10.7)
                                                                                 -------         ---------
                                                                                 $ 886.2         $ 1,163.9
                                                                                 =======         =========
      ----------------------------------------------------------------------------------------------------

                  Norske Skog Canada Limited 2002 Annual Report

   On May 28, 2002, the Company repaid the outstanding balance on its term loans and used the proceeds from an equity offering (note 14), together with cash on hand and drawings on its then existing credit facilities, to fund the repayment.

   On July 19, 2002, the Company replaced its then existing revolving credit facility with a new $350.0 million revolving operating loan. Substantially all of the assets of the Company are pledged as security under the new revolving loan and the revolving loan's availability is determined by a borrowing base, calculated on accounts receivable and inventory balances, and includes a covenant to maintain the debt/capitalization ratio below 60%. An interest coverage covenant is applicable in certain circumstances if the Company incurs secured debt other than under its revolving operating loan. No such debt has been incurred. At December 31, 2002, the unused portion of the revolving operating loan available to the Company, after giving effect to outstanding letters of credit, was $183.1 million.

   The indentures and agreements governing the Company's senior notes and revolving operating loan contain customary restrictive covenants, including restrictions on the incurrence of additional indebtedness, certain payments including dividends and investments in other persons, the creation of liens, sale and leaseback transactions, certain amalgamations, mergers, consolidations and the use of proceeds arising from certain sales of assets and certain transactions with affiliates. At December 31, 2002, the Company remained in compliance with the covenants under both its credit facilities and bond indentures. However, the Company's Consolidated Fixed Charge Ratio was below the 2.0:1 threshold of the bond indentures, which, while not constituting a default, does prohibit the payment of dividends and limits the amount of additional debt that can be incurred outside of the existing credit facilities.

   On July 24, 2002, PREI refinanced its debt by issuing $75.0 million of First Mortgage Bonds due July 2009. The First Mortgage Bonds are secured by a pledge of substantially all the assets of PREI. As part of the refinancing, the Company and Great Lakes each advanced $7.5 million to PREI. The Company drew $7.5 million from its revolving operating loan to finance its advance.

SCHEDULED LONG-TERM DEBT REPAYMENTS

---------------------------------------------------------------------------------
                                                         Recourse    Non-Recourse
                                                             Debt            Debt
                                                        -------------------------
2003                                                    $       -        $      -
2004                                                            -               -
2005                                                        118.7               -
2006                                                            -               -
2007                                                            -               -
Thereafter                                                  729.9            37.6
                                                        ---------        --------
                                                        $   848.6        $   37.6
                                                        =========        ========
---------------------------------------------------------------------------------

FAIR VALUE OF LONG-TERM DEBT

The following estimated fair value of the long-term debt at December 31, 2002 and 2001 has been determined based on management's best estimate of the fair value to refinance debt with similar terms at the respective year-end dates:

---------------------------------------------------------------------------------
                                                             2002            2001
                                                        -------------------------
Recourse                                                $   875.4       $ 1,142.3
Non-recourse                                                 38.7            46.6
                                                        ---------       ---------
                                                        $   914.1       $ 1,188.9
                                                        =========       =========
---------------------------------------------------------------------------------


58 / 59

                  Norske Skog Canada Limited 2002 Annual Report

 11|  OTHER LONG-TERM OBLIGATIONS
-------------------------------------------------------------------------------

      ---------------------------------------------------------------------------
                                                          2002               2001
                                                       --------------------------
      Post-retirement benefits (note 17)               $ 112.7            $ 102.3
      Pension plans (note 17)                             51.1               31.3
      Environmental, remedial and other                   24.5               19.0
                                                       -------           --------
                                                       $ 188.3            $ 152.6
                                                       =======            =======
      ---------------------------------------------------------------------------


 12|  INCOME TAXES
-------------------------------------------------------------------------------

   The tax effects of temporary differences that give rise to significant future tax liabilities (assets) are as follows:

      ---------------------------------------------------------------------------
                                                           2002              2001
                                                                         Restated
                                                                         (Note 1p)
                                                        -------------------------
      FUTURE TAX LIABILITY
        Fixed assets                                    $ 512.0           $ 654.5
        Other                                              39.4              49.3
                                                        -------           -------
                                                          551.4             703.8
                                                        -------           -------
      FUTURE TAX ASSETS
        Non-capital loss carry-forwards                   (56.9)           (131.5)
        Employee future benefits                          (60.9)            (50.5)
        Other                                             (47.7)            (41.8)
                                                        -------           -------
                                                         (165.5)           (223.8)
      Valuation allowance                                  11.1              12.0
                                                        -------           -------
                                                         (154.4)           (211.8)
                                                        -------           -------
      Net future income tax liability                   $ 397.0           $ 492.0
                                                        =======           =======
      ---------------------------------------------------------------------------

         During the current year, a change in the estimate of prior year tax depreciation claims resulted in $83.0 million of future tax assets being transferred out of the future tax asset for non-capital loss carry-forwards and netted against the future tax liability for fixed assets.

         The components of income tax recovery are as follows:

      ---------------------------------------------------------------------------------------------------
                                                                                     2002            2001
                                                                                                 Restated
                                                                                                 (Note 1p)
                                                                                -------------------------
      Current                                                                   $     15.7        $   5.6
      Future                                                                         (91.5)          12.1
      Release of future taxes related to 3% reduction
        in provincial corporate income tax rate                                          -          (22.8)
      Amortization of deferred credits on utilization of acquired tax losses             -          (16.1)
                                                                                ----------        -------
                                                                                $    (75.8)       $ (21.2)
                                                                                ==========        =======
      ---------------------------------------------------------------------------------------------------

                  Norske Skog Canada Limited 2002 Annual Report

   The reconciliation of income taxes calculated at the statutory rate to the actual income tax provision is as follows:

      ---------------------------------------------------------------------------------------------------
                                                                     2002                    2001
                                                                                       Restated (Note 1p)
                                                             --------------------------------------------
      Income tax expense (recovery) at
        Canadian statutory rates                             $ (70.7)     (35.5)%     $    9.0      38.5%
      Increase (decrease) in income taxes for:
        Non-taxable income and expenses                         (1.9)      (1.0)           4.2      18.0
        Release of future income taxes related
          to 3% reduction in provincial corporate
          income tax rate                                          -          -          (22.8)    (97.8)
        Amortization of deferred credits
          on utilization of acquired tax losses                    -          -          (16.1)    (69.0)
        Change in the future income tax estimate
          for prior years                                       (9.7)      (4.9)             -         -
        Large corporations tax                                   5.7        2.9            4.5      19.3
        Other                                                    0.8        0.4              -         -
                                                             -------      ------      --------     ------
      Income tax recovery                                    $ (75.8)     (38.1)%     $  (21.2)    (91.0)%
                                                             =======      ======      ========     ======
      ---------------------------------------------------------------------------------------------------

 13|  DEFERRED CREDITS
-------------------------------------------------------------------------------

      --------------------------------------------------------------------------------------------------
                                                                                         2002       2001
                                                                                        ----------------
      Beginning of year                                                                 $ 8.5    $  35.6
      Amortization of deferred credits on utilization of acquired tax losses                -      (16.1)
      Adjustment related to acquired tax losses                                             -       (8.9)
      Adjustment resulting from a 3% reduction in
        provincial corporate income tax rate                                                -       (2.1)
                                                                                        -----    -------
      End of year                                                                       $ 8.5    $   8.5
                                                                                        =====    =======
      --------------------------------------------------------------------------------------------------

   In prior years, the Company acquired from wholly owned subsidiaries of Fletcher Challenge Limited, the majority shareholder up to July 28, 2000, companies with tax losses carried forward. The purchase price of these companies is subject to adjustment under certain conditions. No price adjustments were made during the year ended December 31, 2002 (2001 - $1.8 million). The deferred credit impact associated with the adjustment related to the acquired tax losses was nil for the year ended December 31, 2002 (2001 - $ 8.9 million).


60 / 61

                 Norske Skog Canada Limited 2002 Annual Report

14 |  SHARE CAPITAL
-------------------------------------------------------------------------------

   a. AUTHORIZED, ISSUED AND OUTSTANDING

      -------------------------------------------------------------------------------------------------
                                                                   2002                   2001
                                                           --------------------   ---------------------
                                                             Shares        $        Shares         $
                                                           ----------    ------   -----------   -------
      Authorized:
            Common shares                                    Unlimited              Unlimited
            Preferred shares                               100,000,000            100,000,000
                                                           ===========    =====   ===========   =======

      Issued and outstanding:
            Common shares                                  205,910,132    884.6   174,810,132     673.1
                                                           ===========    =====   ===========   =======

      Continuity of common shares:
            Beginning of year                              174,810,132    673.1   124,189,252   1,262.6
            Special Distribution (note 2)                            -        -             -    (943.8)
            Issue of common shares                          31,100,000    217.7    50,620,880     354.3
            Share issue costs (net of income
               tax recovery of $3.4 million)                               (6.2)
                                                           -----------    -----   -----------   -------
            End of year                                    205,910,132    884.6   174,810,132     673.1
                                                           ===========    =====   ===========   =======
      -------------------------------------------------------------------------------------------------

      On May 28, 2002, the Company issued 31,100,000 common shares for net cash proceeds of $208.1 million. The Company used the funds to repay its long-term debt (note 10).

   b. STOCK OPTION PLANS

      The Company has an employee share option plan for its key officers and management. Pursuant to the terms of the employee share option plan and in connection with the Special Distribution (note 2), all of the outstanding options were cancelled effective August 31, 2001 upon payment of $1.00 to each individual plan participant in respect of each series of options held by the participant. The Company subsequently granted new options to key officers and managers. These options have a term of five years and are exercisable as to 1/3 on and after the first anniversary date, as to 2/3 on and after the second anniversary date and as to all on and after the third anniversary date, unless the market price of the common shares exceeds a specified acceleration price, at which time all of the options are exercisable. The stock option plan provides for the issuance of up to a maximum of 5.0 million common shares. Details of the Company's share option plan for the years ended December 31, 2002 and 2001 are as follows:

      ----------------------------------------------------------------------------
                                             2002                    2001
                                     --------------------    ---------------------
                                     Number of   Weighted    Number of    Weighted
                                      Common      Average      Common      Average
                                      Shares     Exercise      Shares     Exercise
                                                    Price                    Price
                                     ---------   --------    ---------    --------
      Beginning of year              1,330,000   $   6.60       800,845   $  19.77
      Granted                        3,412,000       5.89     1,330,000       6.60
      Exercised                              -          -             -          -
      Expired or cancelled             (20,000)      7.13      (800,845)    (19.77)
                                     ---------   --------    ----------   --------
      End of year                    4,722,000   $   6.08     1,330,000   $   6.60
                                     =========   ========    ==========   ========
      ----------------------------------------------------------------------------

                 Norske Skog Canada Limited 2002 Annual Report

      The following table summarizes information about stock options outstanding at December 31, 2002:

      --------------------------------------------------------------------------------------
                                 Options Outstanding      Options Exercisable
                                ---------------------   ----------------------
                                 Weighted
                      Number      Average    Weighted      Number     Weighted
         Range of  Outstanding    Option      Average   Exercisable    Average
         Exercise  at Dec. 31,   Remaining   Exercise   at Dec. 31,   Exercise   Accelerated
          Prices       2002     Life (yrs)    Price        2002         Price       Price
         --------  -----------  ----------   --------   -----------   --------   -----------
          $ 6.60    1,330,000       3.7       $ 6.60      443,333      $ 6.60      $  9.47
          $ 7.13    1,138,000       4.1       $ 7.13            -           -      $ 10.00
          $ 5.25    2,254,000       4.8       $ 5.25            -           -      $  7.54
                    ---------       ---       ------      -------      ------      -------
                    4,722,000       4.3       $ 6.08      443,333      $ 6.60      $  8.68
                    =========       ===       ======      =======      ======      =======
      --------------------------------------------------------------------------------------

   c. STOCK-BASED COMPENSATION

      The Company applies settlement accounting for recording share options granted to directors, officers and employees. If the fair value method had been used to determine compensation cost for share options granted to directors, officers and employees, the Company's net loss and loss per share would have been as follows:

      ----------------------------------------------------------------
                                                               2002
                                                             ---------
      NET LOSS:
           As reported                                       $ (123.3)
           Pro forma                                           (123.9)

      NET LOSS PER COMMON SHARE:
           As reported                                          (0.64)
           Pro forma                                            (0.64)
      ----------------------------------------------------------------

         The fair value of share options was estimated using the Black-Scholes option-pricing model with the following assumptions:

      ----------------------------------------------------------------
                                                               2002
                                                             ---------
      Risk-free interest rate                                     5.0%
      Annual dividends per share                                  Nil
      Expected stock price volatility                            27.3%
      Average fair value of options granted                    $ 1.75
      ----------------------------------------------------------------

         The average expected life of the options used in the option-pricing model was determined to be four years.


62 / 63

                 Norske Skog Canada Limited 2002 Annual Report


15 |  EARNINGS PER SHARE
-------------------------------------------------------------------------------

   The following weighted average number of shares were used for computation of earnings per share:

      -------------------------------------------------------------------------------------
                                                                           2002       2001
                                                                                  Restated
                                                                                  (Note 1p)
                                                                       ---------  ---------
      Net earnings (loss) reported                                     $ (123.3)   $  44.5
      Weighted average shares used in computation
        of basic earnings per share (in millions)                         193.4      141.1
      Weighted average shares from assumed conversion
        of dilutive options (in millions)                                     -          -
      Weighted average shares used in computation
        of diluted earnings per share (in millions)                       193.4      141.1
      Basic and diluted earnings (loss) per share (in dollars)         $  (0.64)   $  0.32
      -------------------------------------------------------------------------------------


16 |  OTHER EXPENSE, NET
-------------------------------------------------------------------------------

      -------------------------------------------------------------------------------------
                                                                          2002       2001
                                                                       ---------   --------

      Write-off of deferred financing costs                              $ 15.8      $   -
      Gain on sale of marketable securities (note 5)                       (4.8)         -
      Loss on sale of Mackenzie pulp operations [note 3(b)]                   -       31.4
      Provision for credit risk on commodity swaps                            -        6.5
      Other                                                                 2.3        2.3
                                                                         ------     ------
                                                                         $ 13.3      $40.2
                                                                         ======     ======
      -------------------------------------------------------------------------------------

         The write-off of the deferred financing costs was associated with term and operating credit facilities that were repaid in May 2002 and July 2002 (note 10).


17 |  EMPLOYEE FUTURE BENEFITS
-------------------------------------------------------------------------------

   The Company maintains pension benefit plans, which include defined benefit and defined contribution segments, that are available to all salaried employees and to hourly employees not covered by union pension plans. Employees hired subsequent to January 1, 1994 enroll in the defined contribution segment.

      The defined benefit segment provides a pension based on years of service and earnings. For the defined contribution segment, the Company's contributions are based on a percentage of an employee's earnings with the employee's pension benefits based on these contributions along with investment earnings from those contributions. For the defined contribution segment, the Company's funding obligations are satisfied upon crediting contributions to an employee's account.

      The Company provides other benefit plans consisting of group health care and life insurance benefits to eligible retired employees and their dependents. Assumed health care trend rates have a significant effect on the amounts reported for the post-retirement medical plans.

                 Norske Skog Canada Limited 2002 Annual Report


   Information concerning the Company's defined benefit plans, in aggregate, is as follows:

   -----------------------------------------------------------------------------------------------------
                                                          Pension Benefit Plans     Other Benefit Plans
                                                          ---------------------     --------------------
                                                            2002          2001        2002        2001
                                                          -------       -------     -------      -------
   PLAN ASSETS
      Fair value at beginning of year                     $ 253.8       $ 227.1     $     -      $     -
      Actual return on plan assets                          (11.2)            -           -            -
      Service cost of defined contribution segment           (4.2)         (3.0)          -            -
      Sale of Mackenzie pulp operations                         -          (0.7)          -            -
      Acquisition of Pacifica Papers Inc.                       -          47.2           -            -
      Employee contributions                                  0.6             -           -            -
      Company contributions                                   9.9           4.8         3.5          2.9
      Other                                                   0.5             -           -            -
      Benefit payments                                      (25.4)        (21.6)       (3.5)        (2.9)
                                                          -------       -------     -------      -------
      Fair value at end of year                             224.0         253.8           -            -
                                                          -------       -------     -------      -------

   ACCRUED BENEFIT OBLIGATION
      Beginning of year                                     300.2         226.2       115.3         79.7
      Service cost of defined benefit segment                 4.4           2.1         3.3          1.9
      Interest cost on accrued benefit obligation            20.3          16.7         9.1          5.9
      Employee contributions                                  0.6             -           -            -
      Benefit payments                                      (25.4)        (21.6)       (3.5)        (2.7)
      Sale of Mackenzie pulp operations                         -          (0.8)          -         (2.5)
      Acquisition of Pacifica Papers Inc.                       -          62.9           -         24.9
      Powell River and Alberni downsizing                    19.4             -           -            -
      Redesign of post-retirement benefits                      -             -           -         (3.0)
      Changes to the Provincial Medical Services Plan           -             -        36.2            -
      Actuarial loss (gain) and other adjustments             0.9          14.7        (0.3)        11.1
                                                          -------       -------     -------      -------
      End of year                                           320.4         300.2       160.1        115.3
                                                          -------       -------     -------      -------
   PLAN DEFICIT                                              96.4          46.4       160.1        115.3

   UNRECOGNIZED AMOUNTS
      Transitional balance                                    1.1           1.8           -            -
      Past service costs                                     (0.9)         (1.1)        2.8          3.0
      Actuarial gain (loss)                                 (45.5)        (15.8)      (50.2)       (16.0)
                                                          -------       -------     -------      -------
   EMPLOYEE FUTURE BENEFITS LIABILITY                     $  51.1       $  31.3     $ 112.7      $ 102.3
                                                          =======       =======     =======      =======
    -----------------------------------------------------------------------------------------------------

   The Company's net expense for Company-maintained benefit plans is:

   ------------------------------------------------------------------------------------------------------
                                                                                       Pension Benefit
                                                                                            Plans
                                                                                      -------------------
                                                                                        2002       2001
                                                                                      --------   --------
   Current service cost                                                               $   8.6    $   5.4
   Interest cost                                                                         20.6       16.7
   Expected return on plan assets                                                       (20.1)     (17.6)
   Amortization of unrecognized amounts                                                   0.3        0.7
                                                                                      -------    -------
                                                                                      $   9.4    $   5.2
                                                                                      =======    =======
   ------------------------------------------------------------------------------------------------------

   ------------------------------------------------------------------------------------------------------
                                                                                      Other Benefit Plans
                                                                                      -------------------
                                                                                        2002       2001
                                                                                      --------   --------
   Current service cost                                                               $   3.4    $   1.9
   Interest cost                                                                          9.3        6.2
   Amortization of unrecognized amounts                                                   1.7        0.2
                                                                                      -------    -------
                                                                                      $  14.4    $   8.3
                                                                                      =======    =======
   ------------------------------------------------------------------------------------------------------


64 / 65

                 Norske Skog Canada Limited 2002 Annual Report

   Actuarial assumptions used in accounting for the Company-maintained benefit plans are:

   -------------------------------------------------------------------
                                                         2002     2001
                                                         ----    -----
   Discount rate                                         6.5%     6.5%
   Expected return on plan assets                        7.5%     8.0%
   Compensation increases                                3.0%     3.5%
   Health care trend rate - medical and dental           5.0%     5.0%
   Health care trend rate - extended health
      (decrease in 1% increments until 2006 to 5%)       9.0%    10.0%
   -------------------------------------------------------------------

      Unionized employees of the Company and its subsidiaries are members of industry-wide benefit plans to which the Company contributes a predetermined amount per hour worked by an employee. The pension expense for these plans is equal to the Company's contribution of $16.2 million in the year (year ended December 31, 2001 - $11.2 million).


18 |  FINANCIAL INSTRUMENTS
-------------------------------------------------------------------------------

   a. DERIVATIVE FINANCIAL INSTRUMENTS

      The Company uses financial instruments to reduce its exposure to foreign currency and price risk associated with its revenues, energy costs and long-term debt. The Company also uses interest rate swaps to reduce its exposure to long-term fixed interest rates associated with its senior notes.

   b. REVENUE AND COST HEDGING INSTRUMENTS

      Foreign currency options and forward contracts outstanding to sell U.S. dollars were as follows:

      -------------------------------------------------------------------------------------------
      As at December 31, 2002:
      -------------------------------------------------------------------------------------------
                                                   Options
                             -------------------------------------------
                                     Floor                Ceiling             Forward Contracts
                             -------------------     -------------------     --------------------
                               US$       Average       US$       Average       US$       Average
      Term                   Millions      Rate      Millions     Rate       Millions      Rate
      ----------------       --------    -------     --------    -------     --------    --------
      0 to 12 months          $ 297       1.5595      $ 285       1.6095      $ 118       1.5330
      13 to 24 months           133       1.5695        127       1.6263         38       1.6123
      -------------------------------------------------------------------------------------------


      -------------------------------------------------------------------------------------------
      As at December 31, 2001:
      -------------------------------------------------------------------------------------------
                                                   Options
                             -------------------------------------------
                                     Floor                Ceiling             Forward Contracts
                             -------------------     -------------------     --------------------
                               US$       Average       US$       Average       US$       Average
      Term                   Millions      Rate      Millions     Rate       Millions      Rate
      ----------------       --------    -------     --------    -------     --------    --------
      0 to 12 months          $ 96        1.5344      $ 96        1.6020      $ 389       1.5229
      13 to 24 months           51        1.5277        51        1.5787         81       1.5105
      -------------------------------------------------------------------------------------------

           At December 31, 2002, no commodity price hedging instruments for product sales of the Company were outstanding. The Company has an oil swap to purchase 240,000 bbls at a contract rate of US$23.74 per bbl, settling between November 2003 and March 2004.

                 Norske Skog Canada Limited 2002 Annual Report

   c. LONG-TERM DEBT HEDGING INSTRUMENTS

      The Company has forward foreign exchange contracts to acquire U.S. dollars totalling US$349 million over a five-year period at rates averaging 1.5701. In addition, the Company has entered into cancellable and non-cancellable interest rate swaps on US$105 million under which it will receive a fixed rate receipt at 8.625% and pay a floating rate averaging LIBOR plus 2.51%. The termination dates are June 15, 2009 and June 15, 2011, and the cancellation dates range from June 15, 2005 to June 15, 2008.

   d. CREDIT RISK

      The Company is exposed to credit risk on accounts receivable from customers. Its customers are mainly in the newspaper publishing, commercial printing and paper manufacturing businesses. To manage its credit risk, the Company has credit policies which include the analysis of the financial position of its customers and the regular review of their credit limits. In certain offshore markets, the Company requires bank letters of credit or utilizes credit insurance.

         The Company is exposed to credit risk on its short-term investments. The Company manages this credit risk by investing in short-term obligations of, or guaranteed by, the Canadian or certain provincial governments, major Canadian chartered banks, high-grade corporate issuers and related companies.

         The Company is exposed to credit risk with counterparties to the Company's options and forward foreign currency contracts. The Company limits the possibility of non-performance by dealing with major financial institutions.

   e. FAIR VALUE

      Estimated fair values of financial instruments, which differ from carrying values, are as follows:

      ---------------------------------------------------------------------------------------------
                                                        December 31, 2002       December 31, 2001
                                                       -------------------     --------------------
                                                       Carrying     Fair       Carrying     Fair
                                                        Value       Value       Value       Value
                                                       --------    -------     --------    --------
      Forward contracts and options hedging future
           U.S. dollar revenues                         $   -      $ (8.7)     $    -      $ (33.3)
      Commodity swaps hedging future oil
           and gas purchases                                -           -           -            -
      Forward contracts hedging long-term debt
           repayable in U.S. dollars                      6.7        12.7        13.4          3.8
      Fixed to floating interest swaps                      -        16.9           -         (1.1)
      ---------------------------------------------------------------------------------------------


         The fair value of options and forward foreign currency contracts is based on mid-market rates from financial institutions.

66 / 67

                  Norske Skog Canada Limited 2002 Annual Report

 19 |  RELATED PARTY TRANSACTIONS
-------------------------------------------------------------------------------

   Related parties include Norske Skogindustrier ASA ("Norske Skog"), the majority shareholder from July 29, 2000 to August 27, 2001 and a significant shareholder thereafter, together with its U.S. subsidiaries and affiliates and Norske Skog North America LLC, a joint venture between Norske Skog and the Company. Transactions or balances with these related parties, not otherwise disclosed in these financial statements, are as follows:

   -----------------------------------------------------------------------------
                                                                  2002      2001
                                                                  --------------
   NORSKE SKOG
      Selling, general and administrative                         $0.2      $  -
      Accounts payable                                               -       0.8

   NORSKE SKOG NORTH AMERICA LLC
      Commission expenses                                          3.8         -
      Net loss                                                     0.1         -
      Investment (US$0.5 million)                                  0.8       0.8
      Accounts payable                                             0.3         -
   -----------------------------------------------------------------------------

      The Company participated in Norske Skog's global property and liability insurance programs from January 1, 2001 to June 30, 2002.

      Product sales to related parties are in accordance with normal trade practices.

      The Company undertakes certain transactions with companies affiliated with directors of the Company. These transactions are in the normal course of business and are on the same terms as those accorded to non-related parties. During 2002, the Company paid aggregate fees of $0.1 million (2001 - $1.1 million) primarily for legal services to companies affiliated with directors of the Company. The Company has charged the costs to selling, general and administrative expenses.

      The Company has advanced interest-free loans to three officers of the Company. As at December 31, 2002, the balance outstanding is $0.7 million (December 31, 2001 - $0.8 million).

 20 |  SEGMENTED INFORMATION
-------------------------------------------------------------------------------

   The Company operates in three business segments:

      Specialties - Manufacture and sale of groundwood specialty printing papers Newsprint - Manufacture and sale of newsprint
      Pulp and Containerboard - Manufacture and sale of softwood pulps and containerboard

   Subsequent to December 31, 2001, the Company segregated its newsprint activities from those relating to groundwood specialty printing papers and reports the results of these activities separately as the Newsprint and Specialties segments. Segmented information for prior periods has been restated to reflect this change.

      The segments are managed separately and all manufacturing facilities are located in Canada.

      The accounting policies of the segments are the same as described in the Summary of Significant Accounting Policies in note 1. Segment performance is evaluated based on operating earnings (loss) before other income (expense), interest income (expense), and income taxes. Inter-segment sales consist of slush pulp transfers at market prices up to September 30, 2001, and at cost thereafter.

                  Norske Skog Canada Limited 2002 Annual Report

   -----------------------------------------------------------------------------------------------------
                                                                  2002
                                      ------------------------------------------------------------------
                                                                    Pulp &
                                                                Container-    Corporate &
                                      Specialties   Newsprint        board   Eliminations   Consolidated
                                      ------------------------------------------------------------------
   Net sales to external customers       $  752.5      $440.6       $289.2        $     -       $1,482.3
   Inter-segment sales                          -           -        145.1         (145.1)             -
   Operating earnings (loss)                 (5.0)      (86.0)       (30.9)             -         (121.9)
   Depreciation and amortization             84.7        63.4         30.4              -          178.5
   Total assets                           1,340.5       851.8        668.6           32.6        2,893.5
   Additions to fixed assets                 42.8        19.5         19.9              -           82.2
   -----------------------------------------------------------------------------------------------------

   -----------------------------------------------------------------------------------------------------
                                                                  2001
                                      ------------------------------------------------------------------
                                                                    Pulp &
                                                                Container-    Corporate &
                                      Specialties   Newsprint        board   Eliminations   Consolidated
                                      ------------------------------------------------------------------
   Net sales to external customers       $  481.9      $489.2      $ 417.6         $    -       $1,388.7
   Inter-segment sales                          -           -         73.2          (73.2)             -
   Operating earnings (loss)                 68.2        37.3        (25.8)             -           79.7
   Depreciation and amortization             35.0        48.4         47.8              -          131.2
   Total assets                           1,331.9       914.1        697.1          206.7        3,149.8
   Additions to fixed assets                 22.9        31.3         38.5              -           92.7
   -----------------------------------------------------------------------------------------------------

   -----------------------------------------------------------------------------------------------------
                                                                                 2002
                                                                ----------------------------------------
                                                                                                  Pulp &
                                                                                              Container-
                                                                Specialties     Newsprint          board
                                                                ----------------------------------------
   Net sales by shipment destination
      Canada                                                         $ 82.7        $ 80.4         $ 15.2
      United States                                                   580.1         231.7           39.8
      Pacific Rim                                                      77.8          81.6          129.1
      Europe and other                                                 11.9          46.9          105.1
                                                                     ------        ------         ------
                                                                     $752.5        $440.6         $289.2
                                                                     ======        ======         ======
   -----------------------------------------------------------------------------------------------------

   -----------------------------------------------------------------------------------------------------
                                                                                 2001
                                                                ----------------------------------------
                                                                                                  Pulp &
                                                                                              Container-
                                                                Specialties     Newsprint          board
                                                                ----------------------------------------
   Net sales by shipment destination
      Canada                                                         $ 55.4        $ 90.9         $ 45.4
      United States                                                   355.3         225.8           71.1
      Pacific Rim                                                      36.6          95.6          150.1
      Europe and other                                                 34.6          76.9          151.0
                                                                     ------        ------         ------
                                                                     $481.9        $489.2         $417.6
                                                                     ======        ======         ======
   -----------------------------------------------------------------------------------------------------


68 / 69

                  Norske Skog Canada Limited 2002 Annual Report

 21|  COMMITMENTS
-------------------------------------------------------------------------------

   The Company is committed to make the following future minimum payments under various operating leases in each of the years ended December 31:

   -----------------------------------------------------------------------------
      2003                                                                 $ 4.4
      2004                                                                   4.9
      2005                                                                   4.5
      2006                                                                   4.4
      2007                                                                   3.6
      Subsequent years                                                      26.7
                                                                           -----
                                                                           $48.5
                                                                           =====
   -----------------------------------------------------------------------------

 22|  CONTINGENCY
-------------------------------------------------------------------------------

   In the normal course of its business activities, the Company is subject to a number of claims and legal actions that may be made by customers, suppliers and others in respect of which either an adequate provision has been made or for which no material liability is expected.

                  Norske Skog Canada Limited 2002 Annual Report

 23| DIFFERENCES BETWEEN UNITED STATES AND CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES
-------------------------------------------------------------------------------

   The Company's consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles ("Canadian GAAP"). Significant differences to accounting principles generally accepted in the United States ("U.S. GAAP") are set forth below:

   EARNINGS

   ---------------------------------------------------------------------------------------------
                                                                               2002         2001
                                                                                        Restated
                                                                                       (Note 1p)
                                                                            --------------------
   Net earnings (loss) in accordance with Canadian GAAP                     $(123.3)      $ 44.5
   U.S. dollar revenue hedges (a)                                              24.6        (34.1)
   U.S. dollar long-term debt hedges (b)                                       15.6         (9.6)
   Fixed to floating interest swaps (c)                                        18.0         (1.1)
   Income tax impact of above items                                           (19.6)        15.9
                                                                            -------       ------
   Net earnings (loss) in accordance with U.S. GAAP                           (84.7)        15.6
   Unrealized gain on securities held as available-for-sale,
      net of deferred income taxes (d)                                         (4.4)         4.4
   Minimum pension liability adjustment,
      net of deferred income taxes of $7.9 million (2001 - $1.9 million)      (14.1)        (3.9)
                                                                            -------       ------
   Comprehensive income (loss) in accordance with U.S. GAAP                 $(103.2)      $ 16.1
                                                                            =======       ======
   Basic and diluted net earnings (loss) per share
      in accordance with U.S. GAAP (in dollars)                             $ (0.44)      $ 0.11
   Basic and diluted weighted average number of shares
      in accordance with U.S. GAAP (in millions)                              193.4        141.1
   ---------------------------------------------------------------------------------------------

BALANCE SHEET COMPONENTS

   ---------------------------------------------------------------------------------------------
                                                             2002                   2001
                                                                             Restated (Note 1p)
                                                    --------------------------------------------
                                                    Canadian        U.S.    Canadian        U.S.
                                                        GAAP        GAAP        GAAP        GAAP
   ---------------------------------------------------------------------------------------------
   Current assets                                   $  529.2    $  529.2    $  676.9    $  682.2
   Other assets                                         37.7        61.6        56.5        43.8
   Current liabilities                                 288.8       297.5       296.3       326.9
   Employee future benefits                            163.8       197.8       133.6       145.3
   Future income taxes                                 397.0       389.2       492.0       473.4
   Shareholders' equity                              1,124.7     1,113.7     1,036.5     1,005.4
   ---------------------------------------------------------------------------------------------


70 / 71

                  Norske Skog Canada Limited 2002 Annual Report

   a. U.S. DOLLAR REVENUE HEDGES

      Under Canadian GAAP, exchange gains and losses on foreign currency options and forward foreign currency contracts used to hedge U.S. dollar revenues are recognized on maturity. Under U.S. GAAP, the Company does not hedge revenues and recognizes the options and contracts on a "marked to market" basis at each reporting period.

   b. U.S. DOLLAR LONG-TERM DEBT HEDGES

      Under Canadian GAAP, foreign exchange translation gains and losses on forward foreign currency contracts used to hedge U.S. dollar long-term debt are accrued under other assets or liabilities on the balance sheet and recognized in "Foreign exchange gain (loss) on translation of long-term debt", offsetting the respective translation losses and gains recognized on the underlying U.S. dollar long-term debt. The forward premium or discount on forward foreign currency contracts used to hedge the U.S. dollar long-term debt is amortized as an adjustment of interest expense over the term of the forward contract. Under U.S. GAAP, the Company does not hedge long-term debt and recognizes the foreign currency contracts on a "marked to market" basis at each reporting period.

   c. FIXED TO FLOATING INTEREST SWAPS

      Under Canadian GAAP, interest expense on long-term debt is adjusted to include payments made or received under interest rate swaps. Under U.S. GAAP, the Company does not hedge interest and recognizes the interest rate swaps on a "marked to market" basis at each reporting period.

   d. MARKETABLE SECURITIES

      Under Canadian GAAP, marketable securities are valued at the lower of cost and quoted market value. Under U.S. GAAP, these securities are classified as available-for-sale and are carried at fair value. Unrealized gains and losses, net of tax, are reported as comprehensive income.

   e. FREIGHT COSTS

      Under Canadian GAAP, the Company includes freight costs as a component of net sales in the statement of earnings. Under U.S. GAAP, freight costs are included as operating expenses. As a result, net sales, cost of sales and operating expenses under U.S. GAAP would increase by $221.7 million for the year ended December 31, 2002; (2001 - $172.3 million).

   f. COMPREHENSIVE INCOME

      Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income", requires that a company classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the balance sheet.

   g. INVESTMENT IN JOINT VENTURE

      The investment in PREI, a joint venture, is accounted for under the proportionate consolidation method for the purposes of Canadian GAAP. Under U.S. GAAP, investments in joint ventures are accounted for under the equity method. However, rules prescribed by the SEC permit the use of the proportionate consolidation method in the reconciliation to U.S. GAAP provided the joint venture is an operating entity and the significant financial operating policies are, by contractual arrangement, jointly controlled by all parties having an equity interest in the joint venture. Accordingly, for purposes of U.S. GAAP, the Company has used the proportionate consolidation method and no GAAP difference arises.

                  Norske Skog Canada Limited 2002 Annual Report

      Condensed joint venture financial information, with respect to the Company's 50.1% interest in the Powell River Energy Inc. Joint Venture, which is proportionately consolidated, is as follows:

   -----------------------------------------------------------------------------
                                                               As at December 31
                                                              ------------------
                                                                2002        2001
                                                              ------------------
   BALANCE SHEET
      Current assets                                          $  1.4      $  2.5
      Fixed assets                                              57.1        58.1
      Other assets                                               1.1         1.8
                                                              ------      ------
                                                              $ 59.6      $ 62.4
                                                              ======      ======
      Current liabilities                                     $  1.0      $  1.8
      Long-term liabilities                                     74.6        76.6
      Equity                                                   (16.0)      (16.0)
                                                              ------      ------
                                                              $ 59.6      $ 62.4
                                                              ======      ======
   -----------------------------------------------------------------------------

   -----------------------------------------------------------------------------
                                                                        4 months
                                                          Year ended       ended
                                                            Dec. 31,    Dec. 31,
                                                                2002        2001
                                                          ----------------------
   STATEMENT OF OPERATIONS
      Net sales                                                $ 9.5       $ 1.9
      Cost of sales                                              2.7        (0.4)
      Depreciation and amortization                              0.7         0.6
                                                               -----       -----
      Operating earnings                                         6.1         1.7
      Interest expense                                           4.6         1.5
      Income tax expense                                         1.5         0.1
                                                               -----       -----
      Net earnings                                             $   -       $ 0.1
                                                               =====       =====

   STATEMENT OF CASH FLOWS
     Cash provided by (used for):
      Operations                                               $ 1.5       $(0.9)
      Financing                                                 (1.0)        0.8
      Investing                                                 (0.1)       (0.2)
   -----------------------------------------------------------------------------


72 / 73

                  Norske Skog Canada Limited 2002 Annual Report

   h. RECENT PRONOUNCEMENTS

      o In August 2001, the Financial Accounting Standards Board issued Statement No. 143, "Accounting for Asset Retirement Obligations" (`SFAS 143'), which requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred and a corresponding increase in the carrying amount of the related long-lived asset and is effective for fiscal years beginning after June 15, 2002. The Company is currently evaluating the impact of adoption of this standard.

      o In July 2002, the FASB issued SFAS 146, "Accounting for Costs Associated with Exit or Disposal Activities" ("SFAS 146"). SFAS 146 applies to costs associated with an exit activity (including restructuring) or with a disposal of long-lived assets. Under SFAS 146, a company will record a liability for a cost associated with an exit or disposal activity when that liability is incurred and can be measured at fair value. SFAS 146 will require entities to disclose information about its exit and disposal activities, the related costs, and changes in those costs in the notes to the interim and annual financial statements that include the period in which an exit activity is initiated and in any subsequent period until the activity is completed. SFAS 146 is effective for exit or disposal activities initiated after December 31, 2002, with earlier adoption encouraged. The Company is currently evaluating the impact of adopting this standard.